SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                          Connective Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0002078541
--------------------------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 2 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers VI, L.P., a
                      California Limited Partnership ("KPCB VI")
                      94-3157816
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                    - 0 -
            BENEFICIALLY              ------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                                                    518,534
              REPORTING               ------------------------------------------
               PERSON                   7         SOLE DISPOSITIVE POWER
                WITH                                                      - 0 -
                                      ------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                        518,534
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        518,534
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 3 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 KPCB VI Associates, L.P., a California Limited
                  Partnership ("KPCB VI Associates") 94-3158010
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                     - 0 -
            BENEFICIALLY              ------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              518,534 shares  directly owned
              REPORTING                           by KPCB VI. KPCB VI Associates
               PERSON                             is the general partner of KPCB
                WITH                              VI.

                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          - 0 -
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        518,534
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 4 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                 13,323
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general  partner  of KPCB  VI,
                                                  and  Mr.  Byers  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Byers disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                         13,323
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Byers is a general
                                                  partner of KPCB VI Associates.
                                                  Mr. Byers disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        531,857
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 5 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                   8,355
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI,  and 314  shares  directly
                WITH                              owned  by the  Vinod  &  Neeru
                                                  Khosla    Trust.    KPCB    VI
                                                  Associates   is  the   general
                                                  partner  of KPCB  VI,  and Mr.
                                                  Khosla is a general partner of
                                                  KPCB VI Associates. Mr. Khosla
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB  VI and by  the  Vinod  &
                                                  Neeru Khosla Trust.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          8,355
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB  VI,  and  314  shares
                                                  directly  owned by the Vinod &
                                                  Khosla    Trust.    KPCB    VI
                                                  Associates   is  the   general
                                                  partner  of KPCB  VI,  and Mr.
                                                  Khosla is a general partner of
                                                  KPCB VI Associates. Mr. Khosla
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB  VI and by  the  Vinod  &
                                                  Neeru Khosla Trust.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        527,203
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 6 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                   6,657
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general  partner  of KPCB  VI,
                                                  and Mr.  Kvamme  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr.      Kvamme      disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          6,657
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI,   and  Mr.   Kvamme  is  a
                                                  general  partner  of  KPCB  VI
                                                  Associates.     Mr.     Kvamme
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        525,191
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 7 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                  15,202
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general  partner  of KPCB  VI,
                                                  and  Mr.  Doerr  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Doerr disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                         15,202
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Doerr is a general
                                                  partner of KPCB VI Associates.
                                                  Mr. Doerr disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        523,736
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 8 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                   8,994
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general  partner  of KPCB  VI,
                                                  and  Mr.  Lacob  is a  general
                                                  partner of KPCB VI Associates.
                                                  Mr. Lacob disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          8,994
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Lacob is a general
                                                  partner of KPCB VI Associates.
                                                  Mr. Lacob disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        527,528
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 9 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                   8,992
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general  partner  of KPCB  VI,
                                                  and Mr.  Lacroute is a general
                                                  partner of KPCB VI Associates.
                                                  Mr.     Lacroute     disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                          8,992
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI,  and  Mr.  Lacroute  is  a
                                                  general  partner  of  KPCB  VI
                                                  Associates.    Mr.    Lacroute
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           527,526
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                   --------------------------------
CUSIP NO. 0002078541                 13G               Page 10 of 17 Pages
-----------------------------                   --------------------------------
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                  12,849
               SHARES
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               6         SHARED  VOTING  POWER  518,534
              REPORTING                           shares  directly owned by KPCB
               PERSON                             VI. KPCB VI  Associates is the
                WITH                              general partner of KPCB VI and
                                                  Mr. Lally is a general partner
                                                  of  KPCB  VI  Associates.  Mr.
                                                  Lally   disclaims   beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                         12,849
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  518,534 shares  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Lally is a general
                                                  partner of KPCB VI Associates.
                                                  Mr. Lally disclaims beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VI.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        531,383
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.
                  ---------------

                  Connective Therapeutics, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  ------------------------------------------------

                  3400 West Bayshore Road
                  Palo Alto, CA 94303

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                  ------------------------------------------------

                  This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates and the general partners of KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of Shares of Common Stock of Connective Therapeutics, Inc. held directly by KPCB VI (the "Shares") and, with respect to the individual general partners, each individual general partner's interest in the shares over which he exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ----------------------------------------------

                  Common Stock
                  CUSIP # 0002078541

ITEM 3.           Not Applicable.
                  ---------------

ITEM 4.           OWNERSHIP.
                  ----------

                  See Rows 5-11 of cover pages. Each individual general partner of KPCB VI Associates disclaims beneficial ownership of the Shares held directly by KPCB VI.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Connective Therapeutics, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.
                  ------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

KPCB VI ASSOCIATES, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP


By: ________________________________


A General Partner


BROOK H. BYERS
VINOD KHOSLA
E. FLOYD KVAMME
L. JOHN DOERR
JOSEPH S. LACOB
BERNARD LACROUTE
JAMES P. LALLY


By: ________________________________
      Michael S. Curry
      Attorney-in-Fact

KLEINER PERKINS CAUFIELD & BYERS VI,
L.P., A CALIFORNIA LIMITED
PARTNERSHIP

By KPCB VI Associates, L.P., a California limited partnership, its General Partner


By: ________________________________
     A General Partner

KPCB VI FOUNDERS FUND, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP

By KPCB VI Associates, L.P., a California limited partnership, its General Partner


By: ________________________________
      A General Partner

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   15

Exhibit B:  List of General Partners of KPCB VI Associates              16

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Exchange Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 518,534 Shares of Common Stock of Connective Therapeutics, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and, with respect to the general partners, such other holdings as may be reported therein.


Date:  February 13, 1997            KPCB VI ASSOCIATES, L.P.,
                                    A CALIFORNIA LIMITED PARTNERSHIP


                                    By: ________________________________
                                         A General Partner


                                    BROOK H. BYERS
                                    VINOD KHOSLA
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    JOSEPH LACOB
                                    BERNARD LACROUTE
                                    JAMES P. LALLY


                                    By: ________________________________
                                          A General Partner

                                    KLEINER PERKINS CAUFIELD & BYERS
                                    VI, L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                    By: ________________________________
                                          A General Partner

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen
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                                                                   Page 17 of 17
6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen